For Filing period ended:	June 30, 2003                      Exhibit 99.77.O
File Number	811-6637

FORM 10f-3
Registered Domestic Securities

Fund:	 UBS Small Cap Growth Fund

Name of Adviser or Sub-Adviser:  UBS Global Asset Management (Americas) Inc.

1.	Issuer:  American Financial Realty Trust

2.	Date of Purchase:  6/25/03	 3.  Date offering commenced:  6/25/03

4.	Underwriter(s) from whom purchased:  Banc of America Securities
	Friedman Billings Ramsey

5.	"Affiliated Underwriter" managing or participating in syndicate:
	UBS Investment Bank

6.	Aggregate principal amount or number of shares purchase:  18,600

7.	Aggregate principal amount or total number of shares of offering:
	 55,950,000

8.	Purchase price per unit or share (net of fees and expenses):  $12.50

9.	Initial public offering price per unit or share:  $12.50

10.	Commission, spread or profit:  4.2%	$0.525/share

11.	Have the following conditions been satisfied?	YES	NO
a.	The securities are part of an issue registered under the
Securities Act of 1933 that is being offered to the public, or is part of an issue of government securities
(as defined in section 2(a)(16) of the 1940 Act).	__X___	_______

b.  	The securities were purchased prior to the end of the
first day on which any sales are made (of, if a rights offering, the securities were purchased on or before the fourth
day preceding the day on which the offering terminated).
__X___	_______

c.  	The securities were purchased at a price not more than the price paid by
each purchaser in the offering.		___X___	_______


d.  	The underwriting was a firm commitment underwriting.  _X___	_______

e.	The commission, spread or profit was reasonable and fair in relation tothat being received by others for underwriting similar securities
during the same period.	___X___	_______

f.	The issuer of the securities and any predecessor has been in continuous
 operation for not less than three years.	___X___	_______

g.	The amount of such securities purchased by the Fund and all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not exceed 25% of the principal amount of the offering.
	___X___	_______

h.	No Affiliated Underwriter was a direct or indirect participant in or
beneficiary of the sale.	___X___	_______

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, "Affiliated Underwriter" is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.


Approved:  David Wabnik	Date:	July 7, 2003